Exhibit 99.1

Press Release	Source: Beijing Med-Pharm Corporation
BEIJING MED-PHARM ANNOUNCES EXCLUSIVE AGREEMENT TO MARKET ENABLEX(R) IN CHINA
Monday November 26, 9:00 am ET
Partners with Chinese Subsidiary of Global Pharmaceutical Giant
PLYMOUTH MEETING, Pa.—(BUSINESS WIRE)—Beijing Med-Pharm Corporation (NASDAQ:BJGP — News) (“Beijing Med-Pharm” or the “Company”), one of China’s leading pharmaceutical companies, and Shanghai Novartis Trading Limited, a wholly owned subsidiary of Novartis AG (NYSE: NVS — News), one of the top five pharmaceutical companies in the world, today announced an exclusive agreement to register, market and distribute Enablex® (Darifenacin) in the People’s Republic of China.
“We are delighted to partner with Novartis, a global pharmaceutical giant, to bring the Enablex® to China,” states David Gao, Chief Executive Officer of Beijing Med-Pharm. “Today’s announcement is a vote of confidence in Beijing Med-Pharm and speaks to our proven ability to navigate China’s complex healthcare environment, from managing the approval process to ultimately optimizing sales and profitability. We believe this is one step in a successful, long-term relationship with Novartis.”
Enablex® is a prescription medicine used in adults to treat symptoms of urinary incontinence, urgency and urinary frequency related to an Overactive Bladder (“OAB”). Global annual sales of OAB medication is estimated to be US$2.25 billion. In China, OAB afflicts an estimated 24-29% of the population over the age of 24, or over 200 million people, and treatment rates are historically low, with less than 15% of OAB sufferers seeking treatment.
Gao continued, “The potential sales opportunity for Enablex is extremely compelling in China. There are currently few medications available to combat OAB and, concurrently, millions of Chinese have not yet accessed treatment. While we are seeking SFDA approval, we plan to educate doctors and patients on OAB.”
Under the terms of the agreement, Beijing Med-Pharm is responsible for attaining SFDA approval of Enablex, a process that is expected to last through 2010. Once approved, Beijing Med-Pharm will have the exclusive rights to sell, market and distribute Enablex in China for ten years.
About Beijing Med-Pharm Corporation
Beijing Med-Pharm Corporation, through its subsidiaries, is a pharmaceutical marketing and distribution company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China and is pursuing partnerships with other companies seeking to enter the Chinese pharmaceutical market. It is the only U.S. public company to offer industry partners a comprehensive suite of market-entry services in China that includes pre-market entry analysis, clinical trial management, product registration, market research, as well as pharmaceutical marketing and distribution. The company provides distribution services for a wide range of products, including Western medicines, traditional Chinese medicines, bio-chemical medicines, medical applications, branded generic pharmaceuticals, over-the-counter healthcare products, and home healthcare supplies and equipments. Beijing Med-Pharm’s proprietary portfolio, primarily focusing on women’s health and pediatrics, comprises Propess, Misopess, Anpo and Fentora. The Company is headquartered in Plymouth Meeting, Pennsylvania. Visit www.beijingmedpharm.com.
About Novartis
Novartis AG (NYSE: NVS — News) is a world leader in offering medicines to protect health, cure disease and improve well-being. The Company’s goal is to discover, develop and successfully market innovative products to treat patients, ease suffering and enhance the quality of life. Novartis’ medicine-based portfolio is focused on strategic growth platforms in innovation-driven pharmaceuticals, high-quality and low-cost generics, human vaccines and leading self-medication OTC brands. In 2006, the Group’s businesses achieved net sales of USD $37.0 billion and net income of USD $7.2 billion. Approximately USD $5.4 billion was invested in R&D. Headquartered in Basel, Switzerland, Novartis Group Companies employ approximately 100,000 associates and operate in over 140 countries around the world. For more information, please visit http://www.novartis.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including statements regarding the timing of SFDA approval of Enablex, the acceptance of treatment options for OAB and the long-term relationship of Beijing Med-Pharm with Novartis. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, the non-acceptance by patients to accept a pharmaceutical treatment for OAB, the failure to obtain any necessary approvals to market Enablex® and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
Contact:
Beijing Med-Pharm Corporation
Fred M. Powell

Chief Financial Officer
610-940-1675
or
Integrated Corporate Relations, Inc.
In the U.S.
Ashley Ammon MacFarlane and Christine Duan
203-682-8200 (Investor Relations)
or
In Asia:
Xuyang Zhang
86 10 8523 3087 (Investor Relations)